                    Information to be Included in Statements
          Filed Pursuant to Rule 13(d), (b), (c) and (d) and Amendments
                      Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.  )

                               Direct Focus, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    254931108
------------------------------------------------------------------------------
                                 (CUSIP Number)

         Check appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / /      Rule 13d-1 (b)

         / /      Rule 13d-1 (c)

         /X/      Rule 13d-1 (d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).



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-------------------------                            ---------------------------
CUSIP No. 254931108                   13G                Page 2 of 4 Pages
-------------------------                            ---------------------------

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1            Names of Reporting Persons/I.R.S. Identification Nos. of Above
             Persons (Entities Only)

             BRIAN COOK

--------------------------------------------------------------------------------
2            Check the Appropriate Box if a Member of a Group        (a) / /

             (SEE Instructions)                                      (b) / /

             NOT APPLICABLE
--------------------------------------------------------------------------------
3            SEC USE ONLY


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4            Citizenship or Place of Organization

             UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
             Number of               5        Sole Voting Power
              Shares                          650,671 SHARES
                                     -------------------------------------------
           Beneficially              6        Shared Voting Power
           Owned by Each                      -0- SHARES
                                     -------------------------------------------
             Reporting               7        Sole Dispositive Power
              Person                          650,671 SHARES
                                     -------------------------------------------
               With                  8        Shared Dispositive Power
                                              -0- SHARES
--------------------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             650,671 SHARES
--------------------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain
             Shares                                                      / /

             (SEE Instructions)

             NOT APPLICABLE
--------------------------------------------------------------------------------
11           Percent of Class Represented by Amount In Row (9)

             6.19%
--------------------------------------------------------------------------------
12           Type of Reporting Person (SEE Instructions)

             IN
--------------------------------------------------------------------------------

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                                                            Page 3 of 4 pages

                                  SCHEDULE 13G

ITEM 1(a)         Name of Issuer: Direct Focus, Inc.

ITEM 1(b) Address of Issuer's Principal Executive Offices: 2200 NE 65th Avenue, Vancouver, Washington 98661

ITEM 2(a)         Name of Person Filing: Brian Cook

ITEM 2(b)         Address of Principal Business Officer or, if None, Residence:
                  2200 NE 65th Avenue, Vancouver, Washington 98661

ITEM 2(c)         Citizenship: U.S.A.

ITEM 2(d)         Title of Class of Securities: Common Stock, No Par Value

ITEM 2(e)         CUSIP Number: 254931108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.           OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 650,671 shares

         (b)      Percent of class: 6.19%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote: 650,671 shares

                  (ii)     Shared power to vote or direct the vote: 0 shares

                  (iii) Sole power to dispose or to direct the disposition of: 650,671 shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 shares


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                                                             Page 4 of 4 pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATIONS.

                  Not Applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 9, 2000
                                      --------------------------------------
                                      Date


                                      /s/ Brian Cook
                                      --------------------------------------
                                      Brian Cook